Exhibit 99.1

NEWS RELEASE

Hecla Mining Company Closes Casa Berardi Sale and

Announces Redemption Notice for Senior Notes

Transaction Completion Further Solidifies Hecla as the Premier North American

Silver Company

COEUR D'ALENE, IDAHO – March 25, 2026 - Hecla Mining Company (NYSE:HL) ("Hecla", or the "Company") is pleased to announce today that it has completed the sale of its subsidiary that owns the Casa Berardi Mine in Quebec, Canada to a wholly-owned subsidiary of Orezone Gold Corporation (TSX: ORE | ASX: ORE | OTCQX: ORZCF) ("Orezone") per the terms announced on January 26, 2026 (the “Transaction”). Completion of the Transaction further solidifies Hecla's strategic positioning as the premier North American silver producer.

As part of the Transaction, the Company’s direct wholly-owned subsidiary received $160 million in cash and approximately 65.8 million Orezone common shares upon closing and is entitled to receive deferred cash payments and contingent cash consideration of up to $321 million.

Today, the Company also announced the delivery of a notice of full redemption to the holders of its remaining $263 million 7.25% Senior Notes (“Notes”) due 2028. The Notes and the redemption are governed by an indenture by and among the Company, the Guarantors party thereto, and the trustee.  The redemption date is scheduled for April 9, 2026. Subject to the terms and conditions of the Indenture, the Notes will be redeemed at par plus accrued and unpaid interest. This news release does not constitute a notice of redemption of the Notes.

This further deleveraging is expected to enhance Hecla’s financial flexibility and capacity to invest in strategic growth investments, positioning Hecla to maximize value from its world-class silver portfolio. The Company plans to utilize the cash proceeds from the Transaction closing along with cash on hand to fund the redemption of the Notes and the payment of any accrued and unpaid interest.

"The closure of the Transaction marks a defining moment in Hecla's transformation. We are using the proceeds and cash on hand to redeem the remaining balance of our Notes which materially strengthens our balance sheet," said Rob Krcmarov, President and Chief Executive Officer of Hecla Mining Company. "Combined with our world-class silver assets at Greens Creek, Lucky Friday, and Keno Hill, this financial flexibility positions Hecla to invest in the growth opportunities that should drive long-term value for shareholders. We are a stronger, more focused company — and the premier silver producer in North America."

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska and Idaho, the Company is ramping up a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

For further information, please contact:

Mike Parkin

Vice President – Strategy and Investor Relations

Cheryl Turner

Investor Relations Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: www.hecla.com

Cautionary Statements Regarding Estimates and Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as "may", "will", "should", "expects", "intends", "projects", "believes", "estimates", "targets", "anticipates" and similar expressions are used to identify these forward-looking statements.

Such forward-looking statements may include, without limitation: (i) As part of the Transaction, the Company is entitled to deferred cash and contingent cash consideration payments of up to $321 million, which payments are subject to conditions and milestones and not simply the passage of time; (ii) the Company’s further deleveraging is expected to enhance its financial flexibility and capacity to invest in strategic growth investments, positioning it to maximize value from its world-class silver portfolio; (iii) the Company plans to utilize the cash proceeds from the Transaction closing along with cash on hand to fund the redemption of the Notes and the payment of any accrued and unpaid interest; (iv) the Company’s financial flexibility positions it to invest in the growth opportunities that should drive long-term value for shareholders; and (v) the Company will redeem the remaining Notes.

The material factors or assumptions used to develop such forward‑looking statements or forward‑looking information include assumptions that: (i) the deferred and contingent consideration requirements, conditions and milestones involving Orezone’s liquidity and applicable production, permitting, and metal‑price triggers will be met; (ii) operational, permitting, development, and ramp‑up activities at Keno Hill proceed as planned; (iii) political and regulatory developments in the jurisdictions in which Hecla and its counterparties operate remain consistent with current expectations, including with respect to permitting processes; (iv) metal prices, including gold and silver, remain at levels that support expected proceeds and operational plans; (v) key supplies, labor, contractors, and equipment remain available at costs consistent with current expectations; (vi) current mineral reserve and mineral resource estimates remain accurate; (vii) there are no material adverse changes in operating, geotechnical, hydrological, metallurgical, or weather conditions; (viii) counterparties perform their obligations; (ix) there are no significant changes to cash balances or bonding, reclamation, or collateral requirements that would limit deployment of Transaction proceeds; and (x) the Company will satisfy all requirements in the indenture governing the redemption of the remaining Notes.

Material risks that could cause actual results to differ materially from those expressed or implied in forward‑looking statements include, but are not limited to: (i) the risk that deferred or contingent payments are reduced, delayed, or not received; (ii) metal‑price volatility affecting contingent payments, projected accretion, or expected returns on growth investments; (iii) operational risks, including those related to ramp‑up activities, permitting, development, equipment, labor, and production variability; (iv) political, regulatory, permitting, and community‑relations risks in the jurisdictions where the Company and its counterparties operate; (v) risks related to workforce availability, supply chains, inflationary pressures, and cost escalation; and (vi) litigation, environmental, and other unforeseen business risks. For additional information regarding risks and uncertainties that may affect expected future results, please refer to the Company’s 2025 Form 10‑K filed on February 18, 2026. The Company undertakes no obligation, and has no intention, to update forward‑looking statements other than as may be required by law.